EXHIBIT 99.1

Hutchinson Technology Elects Frank Russomanno and Phil Soran to Its Board of Directors

HUTCHINSON, Minn., Oct. 11, 2011 (GLOBE NEWSWIRE) -- Hutchinson Technology Incorporated (Nasdaq:HTCH) announced today that Frank Russomanno and Phil Soran have been elected to the company's board of directors effective October 7, 2011.

"We are pleased to welcome these respected and knowledgeable executives to our board," said Wayne M. Fortun, Hutchinson Technology's president and chief executive officer. "Both Frank and Phil bring relevant experience in the storage industry, along with extensive backgrounds as executive leaders. Their insight and knowledge will further enhance our board's collective expertise."  Fortun noted that Russomanno will serve on the board's audit committee and Soran will serve on the competitive excellence committee.

Russomanno, 64, is the former vice chairman and chief executive officer of Imation, serving in that role from 2009 through his retirement in May 2010.  He also served as Imation's president and chief executive officer from 2007 to 2009. Prior to that, he was chief operating officer of Imation from November 2003 to April 2007 and from November 2006 to April 2007 he was also acting chief executive officer and president. From 2002 to 2003, Russomanno was president of Imation's Data Storage and Information Management business.

Russomanno began his career with 3M Company in 1973 and served at Imation following its spin-off from 3M Company in 1996. During his tenure with Imation and 3M Company, Russomanno held various executive and managerial positions, including vice president of Imation Data Storage Media and Services business, general manager of Imation Advanced Imaging Program, global sales and marketing director for Photo Color Products, corporate sales and marketing director, and European business unit director.

Russomanno is a member of Emrise Corporation's board of directors and also serves on the boards of the Greater Twin Cities United Way and Intellectual Takeout. Russomanno holds a bachelor's of arts degree in history from Seton Hall University. He also has undertaken graduate work at the University of Oklahoma and Monmouth College and served in the United States Army as an artillery officer, achieving the rank of Captain.

Soran, 55, was the founder, president, and chief executive officer of Compellent Technologies. Soran founded Compellent Technologies in 2002 and led the company's initial public offering in 2007. In February of 2011, Compellent Technologies was acquired by Dell, where Soran is now the president of Dell Compellent.

Previously, Soran served as chief executive officer and president of Xiotech Corp, a network storage vendor that he co-founded in 1995.  Before that, he served as an executive vice president at Prodea Software, a data warehousing software company.  Soran also held various management, sales, marketing, and technical positions at IBM for ten years, including business unit executive for the PC and networking group.

Soran serves on the board of SPS Commerce and also served on the board of directors of Stellent from 2003 to 2006 prior to its acquisition by Oracle. He holds a bachelor's of arts degree in education from the University of Northern Colorado.

About Hutchinson Technology

Hutchinson Technology is a global technology leader committed to creating value by developing solutions to critical customer problems. The company's Disk Drive Components Division is a key worldwide supplier of suspension assemblies for disk drives. The company's BioMeasurement Division is focused on bringing to the market new technologies and products that provide information clinicians can use to improve the quality of health care and reduce costs.

CONTACT: INVESTOR CONTACT:
         Chuck Ives
         Hutchinson Technology Inc.
         320-587-1605

         MEDIA CONTACT:
         Connie Pautz
         Hutchinson Technology Inc.
         320-587-1823